FOR IMMEDIATE RELEASE:
February 18, 2000

      IMMUCELL ANNOUNCES CHANGES IN BOARD OF DIRECTORS AND MANAGEMENT

PORTLAND, Maine -- February 18, 2000 -- ImmuCell Corporation (NASDAQ/ICCC) today announced the appointment of Dr. John P. Donahoe and Dr. Keith N. Haffer, two individuals with backgrounds in animal health products, to serve on its Board of Directors. These appointments fill vacancies created by the resignation last year of former Maine Governor John R. McKernan, Jr. and the recent resignation of Chairman George W. Masters, who has moved from Portland to his original home in Ontario, Canada where he will serve on the Advisory Committee of the Biotechnology Commercialization Center Fund and as chairman of Guard Inc.

Dr. Donahoe is president of Maine Biological Laboratories in Waterville, Maine a world leader in poultry health products. He earned his D.V.M. and Ph.D. from the University of Georgia. He brings considerable experience with USDA regulated animal health products to ImmuCell's board.

Dr. Haffer is president of Advantage Bio Consultants, Inc. of Garretson, South Dakota, an animal health consulting firm. He earned his Ph.D. from the University of Massachusetts in veterinary virology and immunology. He brings a wide variety of animal health related product development and commercialization experience to ImmuCell's board.

Mr. Masters commented, "With ImmuCell now well-positioned with its growing and profitable animal health strategy, the timing is right for me to move on to pursue other interests. I intend to maintain good contacts with ImmuCell especially where I see animal health opportunities that may be of interest to the Company."

"We are very excited to have been successful in attracting John and Keith to join our Board at a time when their extensive animal health expertise could be of great value in helping us grow the Company," commented Mr. Brigham. "At the same time, we want to sincerely thank both John McKernan and George Masters for their contributions to the Company, especially during last year's transition into a profitable and growing animal health company."

Contemporaneously with the appointment of two new directors with animal health experience, the Company also announced that Dr. Joseph H. Crabb, vice president and chief scientific officer, and Stafford C. Walker, vice president and chief marketing officer, will step down from the Company's board of directors to focus their full efforts on the development and marketing of the Company's products. The net result of these changes is that the Company's board of directors is now comprised of five outside directors and one member of management.


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In its important realignment of management, the Company also announced that
Michael F. Brigham, formerly vice president and chief financial officer, was appointed president and chief executive officer. "The interim management structure in place during the past year served us very well during our strategic transition to an animal health company in 1999. We focused on profitability, brought an internally-developed product to market and consummated a product acquisition," commented Mr. Brigham. "Joe and Stafford have now expressed their strong desire to focus all of their energies on product development and marketing, as such efforts will be the key to the Company's long term success."

ImmuCell Corporation is a biotechnology company striving to build shareholder value by commercializing proprietary technologies and helping dairy and beef producers and their veterinarians manage disease and reproduction in their herds. The Company is also conducting an open label, efficacy study of DiffGAM, a human application of its milk-derived passive antibody technology for use as an alternative to antibiotics in the treatment and/or prevention of Clostridium difficile-associated diarrhea. In addition, ImmuCell is marketing Crypto-Scan(r), a novel drinking-water test that detects the presence of Cryptosporidium in drinking-water supplies worldwide.

ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.ImmuCell.com.

ImmuCell Contact:  Michael F. Brigham
             President and Chief Executive Officer
                   (207) 878-2770 Ext. 106